Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Trustees and Shareholders
Lexington Realty Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-156561, 333-155594, 333-155586, 333-151321, 333-151319, 333-142820, 333-138774, 333-131347, 333-113508, 333-102307, 333-90932, 333-92609, 333-85631, 333-76709, 333-70217 and 333-57853), and on Form S-8 (File No. 333-150958) of Lexington Realty Trust of our report dated February 28, 2009, with respect to the consolidated balance sheet of Net Lease Strategic Assets Fund L.P. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the year then ended, and the related financial statement schedule as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Lexington Realty Trust.

(signed) KPMG LLP

New York, New York
Febraury 28, 2009